Exhibit 10.33

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (“Third Amendment”) is made and entered into as of the 6th day of August, 2019, by and between HCP TORREY PINES, LLC, a Delaware limited liability company (“Lessor”), and DERMTECH, INC., a Delaware corporation (“Lessee”).

R E C I T A L S :

A.             Lessor (as successor-in-interest to AG/Touchstone TP, LLC, a Delaware limited liability company) and Lessee (as successor-in-interest to DERMTECH INTERNATIONAL, a California corporation ) are parties to that certain Standard Multi-Lessee Office Lease - Net dated January 25, 2013 (the “Original Lease”), as amended by that certain Addendum to Lease dated January 25, 2013 (the “Addendum”), as further amended by that certain First Amendment to Standard Rental Lease, Storage Lease and Signage Lease to Expand and Extend Term dated January 30, 2014 (the “First Amendment”), and as further amended by that certain Assignment, Consent to Assignment, and Second Amendment to Standard Multi-Lessee Office Lease – Net (the “Second Amendment,” and together with the Original Lease, Addendum and First Amendment, collectively, the “Lease”), whereby Lessor leases to Lessee, and Lessee leased from Lessor, that certain 9,589 rentable square feet of space commonly known as Suites 100 and 130 (collectively, the “Existing Premises”) and located on the first (1st) floor of that certain building located at 11099 North Torrey Pines Road, San Diego, California (the “Building”).

B.             Lessor and Lessee desire (i) to expand the Existing Premises to include that certain space consisting of approximately 3,595 rentable square feet of space located on the second (2nd) floor of the Building (the “Expansion Premises”), as delineated on Exhibit A attached hereto and made a part hereof, and (ii) to make other modifications to the Lease, and in connection therewith, Lessor and Lessee desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Third Amendment.

2.             Modification of Premises. Effective as of the date that Lessor delivers the Expansion Premises to Lessee (the “Expansion Commencement Date”), Lessee shall lease from Lessor and Lessor shall lease to Lessee the Expansion Premises. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises. The Term of Lessee’s lease of the Expansion Premises shall expire conterminously with Lessee’s lease of the Existing Premises on March 31, 2022. The period of time commencing on the Expansion Commencement Date and terminating on March 31, 2022, shall be referred to herein as the “Expansion Term.” Lessor and Lessee hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 13,184 rentable square feet. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises.”

3.             Base Rent for Expansion Premises. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Lessee shall pay to Lessor monthly installments of Base Rent, pursuant to the terms of the Lease, for the Expansion Premises as follows (the first “Expansion Term Lease Year” shall be the first full twelve (12) consecutive calendar months in addition to any partial calendar month at the beginning of the Expansion Term should the Expansion Commencement Date not fall on the first (1st) day of a calendar month, and each following “Expansion Term Lease Year” shall be the succeeding twelve (12) month period):

Expansion Term Lease Year	Annualized Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot

1	$166,089.00	$13,840.75	$3.85

2	$171,071.64	$14,255.97	$3.97

3 (partial year)	$176,203.80	$14,683.65	$4.08

On or before the Expansion Commencement Date, Lessee shall pay to Lessor the Base Rent payable for the Expansion Premises for the first full month of the Expansion Term.

3.1.     Option to Extend. Section 4 of the First Amendment is hereby deleted and of no further force or effect.

4.             Lessee’s Share of Operating Expenses for Expansion Premises. Except as specifically set forth in this Section 4, commencing on the Expansion Commencement Date, and continuing throughout the Expansion Term, Lessee shall pay Lessee’s Share of Operating Expenses in connection with the Expansion Premises in accordance with the terms of Article 4 of the Lease, provided that with respect to the calculation of Lessee’s Share of Operating Expenses in connection with the Expansion Premises, Lessee’s Share shall equal 3.89%.

5.             Brokers. Lessor and Lessee hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment other than Hughes Marino (representing Lessee) and CBRE, Inc. (representing Lessor) (collectively, the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. The terms of this Section 5 shall survive the expiration or earlier termination of this Third Amendment.

6.             Security Deposit. Notwithstanding anything in the Lease to the contrary, the Security Deposit held by Lessor pursuant to the Lease, as amended hereby, shall equal Seventy-One Thousand Three Hundred Ninety-Six and No/100 Dollars ($71,396.00). Lessor and Lessee acknowledge that, in accordance with Paragraph 5 of the Lease, Lessee has previously delivered the sum of Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Existing Security Deposit”) to Lessor as security for the faithful performance by Lessee of the terms, covenants and conditions of the Lease. Concurrently with Lessee’s execution of this Third Amendment, Lessee shall deposit with Lessor an amount equal to Twenty-One Thousand Three Hundred Ninety-Six and No/100 Dollars ($21,396.00) to be held by Lessor as a part of the Security Deposit. To the extent that the total amount held by Lessor at any time as security for the Lease, as hereby amended, is less than Twenty-One Thousand Three Hundred Ninety-Six and No/100 Dollars ($21,396.00) , Tenant shall pay the difference to Landlord within ten (10) days following Tenant’s receipt of notice thereof from Landlord.

7.             No Further Modification. Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall apply with respect to the Premises and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease, and the terms and conditions of this Third Amendment, the terms and conditions of this Third Amendment shall prevail.

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

“LESSOR”	“LESSEE”

HCP TORREY PINES, LLC a Delaware limited liability company	DERMTECH, INC. a Delaware corporation

By: /s/ Michael Dorris	By: /s/ S. Kemper

Name: Michael Dorris	Name: S. Kemper

Its: Vice President	Its: CFO

EXHIBIT A

TORREY PINES CORPORATE CENTER

OUTLINE OF EXPANSION PREMISES

EXHIBIT A -1-